Exhibit (j)(1)

Consent of Independent Registered Public Accounting Firm

The Board of Trustees

Legg Mason Partners Variable Equity Trust

We consent to the use of each of our reports for each of the funds listed below, which are series of Legg Mason Partners Variable Equity Trust, as of each of the respective fiscal year end dates described below, incorporated herein by reference.

Fund Name (former registrant name) and Fiscal Year End	Report Date
Legg Mason Partners Variable Dividend Strategy Portfolio (formerly of Legg Mason Partners Investment Series) October 31, 2006	December 27, 2006

Legg Mason Partners Variable Aggressive Growth Portfolio (formerly of Legg Mason Partners Variable Portfolio III, Inc.) October 31, 2006	December 27, 2006

Legg Mason Partners Variable International All Cap Opportunity Portfolio (formerly Variable International All Cap Growth Portfolio of Legg Mason Partners Variable Portfolio III, Inc.) October 31, 2006	December 27, 2006

Legg Mason Partners Variable Large Cap Growth Portfolio (formerly of Legg Mason Partners Variable Portfolio III, Inc.) October 31, 2006	December 27, 2006

Legg Mason Partners Variable Mid Cap Core Portfolio (formerly of Legg Mason Partners Variable Portfolio III, Inc.) October 31, 2006	December 27, 2006

Legg Mason Partners Variable Social Awareness Portfolio (formerly Variable Social Awareness Stock Portfolio of Legg Mason Partners Variable Portfolio III, Inc.) October 31, 2006	December 27, 2006

We also consent to the references to our firm under the heading “Financial highlights” in the Prospectuses and “Independent Registered Public Accounting Firm” in the Statements of Additional Information on Form N-1A.

New York, New York

April 25, 2007